[VINTAGE FILINGS LETTERHEAD]


150 West 46th Street                                           301 Eastwood Road
6h Floor                                                Woodmere, New York 11598
New York, NY 10036                                        (516) 569-6089 (phone)
(212) 953-4901 (phone)                                       (646)349-9655 (fax)
(646)349-9655 (fax)                                         efiings@vfilings.com
sstern@vfilings.com

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March 15, 2004


       RE: AMENDED CONTRACT FOR EDGAR SERVICES
           Extending unlimited services until December 31, 2004


REALITY WIRELESS NETWORKS


         As per our discussion, I would like to take this opportunity to introduce you to a package program of services from Vintage Filings, LLC as a method of saving your public company the typical costs associated with EDGAR filings and SEC reporting requirements.

I.       Consulting Services

         Vintage Filings has and will continue to provided the following consulting and advisory services: a review your Company's prior filings for the period of the prior twelve months and, while taking into consideration the new requirements of Sarbanes



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Oxley, analyze how best to economically edgarize your filings and determine a cost effective plan to edgarize filings you are likely to require over the next 12 months. We will provide you, on a timely basis, with updates regarding SEC edgar filing software and new developments with regard to SEC filing forms and HTML requirements. If needed, we can assist and train the Company how to file
Section 16 reporting requirement (Forms 3, 4 and 5 ) on-line and assist in obtaining edgar access codes for the Company's officers, directors and 10% shareholders. We will also assist in formatting filings which may include Forms 3, 4, 5 13Gs, 13Ds, S-8, 8K, 10Q, 10K, S-3, SB-2, S-2 and proxy statements. In analyzing the expected costs we have taken into account the typical costs associated with

       - text and tabular pages
       - amended proofs and changed pages/expedited fees
       - test filing and real time live filing fees
       - all email distributions of PDF EDGAR proofs
       - all facsimile transmissions of EDGAR proofs
       - all 12b25 and NT-10K extension forms
       - SEC filing of a Form ID

II.      Fees

As part of our original agreement which expires September 15, 2004 we agree to extend all of the above-described unlimited edgarizing services for the Company's SEC filings until December 31, 2004. In return for these services included in this agreement, you have agreed to cancel our existing warrants for Vintage Filings to purchase 5,000,000 shares at $.025 and, instead, issue:

A warrant for Shai Stern to purchase 2,500,000 shares at .001
A warrant for Seth Farbman to purchase 2,500,000 shares at .001



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Such shares underlying the individual warrants shall be registered on a Form S-8 registration statement within 2 weeks from the date hereof.

 We would appreciate the opportunity to further develop our long-term relationship and be of service to you and your Company. Please feel free to contact us at (212) 953-4901 or via email at efilings@vfilings.com. Please confirm agreement by signing and faxing to 516-569-6084. We look forward to beginning of a mutually beneficial relationship.


                                                     Best wishes,


                                                     Seth A. Farbman, Esq.
                                                     Co-Chairman and President


AGREED:

COMPANY:


By:
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